June 14, 2000

Mr. Peter Bryant
335 High Street
Denver, CO  80218

Dear Peter:

The Board of Directors of InfoNow Corporation (hereafter referred to as "the Company") is pleased to offer you the position of President, InfoNow Corporation. The position is one that offers great challenge and an opportunity for accelerated professional growth in a dynamic environment.

This letter embodies the terms of our offer of employment to you:


TERM

The term of this agreement shall be 36 months, beginning on the first date of employment.


BASE SALARY

You will be paid a semi-monthly gross salary in the amount of $7,916.67, paid on the 15th and last day of each month.


PERFORMANCE BONUS

You will be included in the Company's executive compensation program which will pay you a bonus based on defined annual revenue, earnings and operational targets ("Targets"). These Targets will be established by the CEO and Board of Directors during the first three months of your employment, and then for each InfoNow fiscal year thereafter. You have the potential to receive additional annual compensation as follows:

Percentage Achievement of "Targets"              Bonus Award
                                                 (Based on 12 month fiscal year)

        100% Achievement                               $ 55,000

        131.25% Achievement                            $ 68,750

        162.5% Achievement                             $110,000

The CEO and Board of Directors may assign additional bonuses for achievement beyond 162.5% of annual "Targets".

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EQUITY

The Board of Directors has approved the grant of a non-incentive stock option to purchase 200,000 shares of InfoNow common stock upon acceptance of this Agreement. Seven (7) months after the grant of your options, 7/36ths of the stock option will be vested and you will continue vesting at the rate of 1/36th per month of employment thereafter. Vested options have a five-year exercise period from the date of grant and will be priced at the fair market value (FMV) of the Company's common stock on the grant date. The Company defines fair market value as the mean of the bid and ask price at the close of business on the day the option is granted by the Board of Directors.

In the event of a merger of the Company where it is not the surviving entity; the sale of substantially all of the Company's assets; or the termination of your employment immediately following a change of control of the Company, all options granted under this agreement shall vest according to the schedule below:

o During your first 12 months of employment: 1/36 of your stock option shall vest for each completed month of employment at the date of the change in control. In addition, 50% of the remaining unvested shares underlying options will also vest.

o After your first 12 months of employment: 100% of unvested options will vest upon a change of control as defined above.


BENEFITS

The standard InfoNow benefits package will be extended to you as outlined in the Employee Handbook.

As per the company's current guidelines, you will be reimbursed up to $75 per month for parking. Every effort will be made to expedite a parking space in the building garage.


VACATION

You will receive four weeks of paid vacation per year, in addition to normal InfoNow holidays as outlined in the Employee Handbook.

OTHER

Upon appropriate documentation, you may be reimbursed up to a maximum of $30,000 for bonuses that were earned but not received due to your departure date from Mincom.

You will be provided with a notebook personal computer.

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SEVARANCE

In the event that the Company terminates you without cause, you will receive severance payments for a period of nine months following the date of your termination at a rate equal to 75% of your then in force base salary rate. Unless otherwise provided in the "Equity" section regarding " . . . change of control", the Company will immediately vest 25% of all unvested options granted to you.


TERMINATION

The Company may terminate your employment for cause. The term "cause" in this agreement means your conviction of a felony or acts of fraud or flagrant dishonesty.





                                            For the Board of Directors,



                                            Michael W. Johnson, Chairman and CEO



I have read and accept the terms and conditions of employment contained herein.


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Peter Bryant                                        Date